Exhibit 99.1

Berkshire Hills Announces Second Quarter Results

BOSTON, July 29, 2020 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today reported a second quarter loss due to non-cash charges related to goodwill impairment and the provision for credit losses, both stemming from the COVID-19 pandemic. These charges had no material impact on cash flow, liquidity, or regulatory capital. Berkshire generated positive cash earnings before these charges and the Bank continued to strengthen its regulatory capital ratios and liquidity while growing its loans and deposits.

Due to the macroeconomic impacts of the pandemic and the related decline in the value of bank stocks, including the Company’s stock, the Company wrote off the goodwill on its balance sheet, which was primarily related to past bank acquisitions. This resulted in the Company recording a $554 million non-cash goodwill impairment charge, or $11.02 per share, during the second quarter.

The Company also recorded a $30 million non-cash charge, or $0.59 per share, to provide for greater projected credit losses related to the pandemic, in accordance with the Current Expected Credit Losses (“CECL”) accounting methodology. Through midyear, the Company’s overall credit quality metrics remained within normal and historical industry ranges.

Reflecting the above charges totaling $584 million, the Company recorded a second quarter 2020 net loss of $549 million, or $10.93 per share. The Company’s core earnings, a non-GAAP financial measure which includes the $30 million credit loss provision, was a loss of $6 million, or $0.13 per share.

Pre-tax pre-provision net revenue from continuing operations (“PPNR”) was ($10.53). The Company’s measure of Core PPNR was $0.47 per share.  Core measures are non-GAAP financial measures of the Company's ongoing operations before impairment, discontinued operations and securities losses.

SECOND QUARTER FINANCIAL HIGHLIGHTS (Changes are compared to the prior quarter-end. Measures identified as non-GAAP are reconciled on pages F-9 and F-10)

•	Total deposits up $704 million, or 7%
•	$706 million in PPP loans outstanding at quarter-end
•	Loans to deposits ratio improved to 87% from 92%
•	Book value per share of $22.79; tangible book value per share of $21.94 (non-GAAP)
•	Equity/assets ratio of 8.9%; tangible equity/tangible assets ratio of 8.6% (non-GAAP)

•	Allowance for credit losses on loans of 1.49% (1.61% excluding PPP loans)
•	0.17% annualized net charge-offs/loans
•	0.36% non-performing assets/assets

CEO Richard Marotta stated, “In a challenging environment for many of our employees, customers and the communities we serve and live in, Berkshire’s ongoing transformation into an innovative 21st century community bank has never been more relevant to our stakeholders and the Bank’s long-term opportunity. Guided by our Be FIRST principles, last quarter we continued to foster a more inclusive, innovative and supportive culture, which is positioning Berkshire to deliver a differentiated and compelling community banking experience to everyone in our communities, including those who have been traditionally underbanked.

“As we pursue this significant opportunity to realize our values and profitably grow, we remain diligently focused on day-to-day execution and strengthening the foundations of our business. While last quarter Berkshire recorded non-cash charges, including to write-off goodwill from past acquisitions, that were ultimately related to the pandemic, the Bank produced solid cash results in a challenging interest rate environment. We continued to strengthen our liquidity and regulatory capital metrics. We lowered our operating expenses even while incurring costs to expedite a substantial volume of PPP loans and to maintain our staff and compensation structure. We are well positioned to continue serving our communities in the current environment and to grow our core business results as public health and the economy begin to improve.”

Last quarter, Berkshire was committed to safely supporting its communities, and its branches are mostly back to normal operating availability. Berkshire provided borrower assistance through the federal initiatives for Paycheck Protection Program (“PPP”) loans and short-term loan payment modifications. The Bank continues to communicate closely with its borrowers, assessing the sensitivities of its exposures, and adjusting its underwriting, administration, and collections procedures as appropriate in the current environment.

FINANCIAL CONDITION

Total assets held level at $13.1 billion in the second quarter, as earning asset growth was generally offset by the impairment of goodwill. The balance of PPP loans increased to $706 million and is included in commercial and industrial loans. Net loans in other categories decreased due to elevated prepayments and decreased loan demand, reflecting the economic slowdown and higher customer liquidity including funds from government programs. Commercial loans totaling $43 million were recorded as held for sale at period-end. Reflecting higher customer liquidity, total deposits increased by $0.7 billion to $10.8 billion during the quarter, with growth concentrated in demand deposit accounts. As a result, the Company increased its holdings of short-term investments and decreased its use of borrowed funds. The Company’s liquidity is well positioned and remains adequate for all anticipated uses in all modeled liquidity stress scenarios.

The majority of PPP loans were originated in the second quarter to existing borrowers to provide payroll support during the pandemic shutdown. Additionally, the Company provided loan modifications in accordance with government guidelines, generally consisting of three month deferrals of principal and interest payments. Including the benefit of these programs, most problem asset related metrics only changed modestly in the first half of the year and remained within historical industry ranges, including charge-offs, delinquencies, non-accruals, troubled debt restructurings, criticized assets, and classified assets.

The Company recorded a $30 million provision for credit losses in the second quarter. The allowance for credit losses on loans increased by $26 million to $139 million, measuring 1.49% of total loans, compared to 1.22% at the prior quarter-end. The allowance measured 1.61% of total loans excluding PPP balances at midyear. The increase in the allowance was mostly due to a more severe recession included in the national economic baseline forecast at midyear compared to the end of the first quarter. This took into account the progression of the COVID-19 disease as well as the benefit of government programs to support the economy.

As previously noted, the Company conducted a goodwill impairment assessment during the most recent quarter. The Company had a balance of $554 million in goodwill primarily from past bank acquisitions which generally consisted of an exchange of shares recorded based on stock market valuations at the time of acquisition. Due to the pandemic, industry-wide stock prices and earnings expectations have declined significantly, and the Company concluded that the goodwill balance was no longer supported by its estimate of the Company’s fair value. The entire goodwill balance was therefore written off as a non-cash expense that was deemed non-core by the Company. This charge had no material impact on cash flows, liquidity, tangible equity, or regulatory capital.

The PPP loans are government guaranteed and the runoff of other loan balances contributed positively to the Company’s regulatory capital ratios. The Company conducts equity stress analyses, including severe adverse pandemic loss scenarios provided by third parties, in addition to Dodd-Frank stress testing. The Company believes that its capital is well cushioned above the Well Capitalized metrics in the adverse modeling scenarios based on the assumptions utilized.

RESULTS OF OPERATIONS

Berkshire reported a second quarter 2020 GAAP net loss of $549 million, or $10.93 per share. This included an impairment charge of $554 million, or $11.02 per share, for the goodwill write-off. Pre-tax pre-provision net revenue from continuing operations (“PPNR”) measured ($529) million, or ($10.53) per share. Second quarter Core PPNR totaled $24 million, or $0.47 per share, and excludes goodwill impairment and the loss on discontinued operations. Compared to the linked quarter, Core PPNR decreased by $7 million, or $0.14 per share, due to a $9 million, or 10%, decrease in net interest income. The net interest margin decreased to 2.62% from 3.04% in the prior quarter. This primarily reflected a 0.58% decrease in the yield on earning assets related to lower short-term rates, runoff of higher fixed rate assets, and growth in lower yielding short-term investments and PPP loans. The second quarter was the first full quarter to reflect the impact of the 1.5% general decrease in short-term interest rates that occurred in the first quarter. The decline in asset yields was partially offset by a 0.17% quarter-over-quarter decrease in average deposit costs to 0.79%. The balance of net deferred PPP loan origination fees was $19 million at midyear; much of this balance is expected to be recognized in net interest income during the second half of the year. The revenue impact of lower net interest income was partially offset by a $2 million increase in fee income over the first quarter due to $3 million in mark to market charges recorded in the first quarter. Second quarter fee income benefited from higher loan origination and swap volumes, which was offset by lower deposit fee revenue due to lower activity and waived charges. The provision for credit losses decreased quarter-over-quarter to $30 million from $35 million due a decrease in total loans excluding PPP loans, and to lower net loan charge-offs.

Non-interest expense increased quarter-over quarter by $553 million due to the $554 million non-cash goodwill impairment charge. Second quarter expense included $2 million in discretionary expense related to PPP loans which was mostly the result of a bonus accrual to compensate staff for expediting PPP loan processing. Full-time equivalent staff in continuing operations totaled 1,511 positions at midyear, compared to 1,550 positions at the start of the year. The Company recorded a second quarter $16 million income tax benefit from continuing operations which was mostly related to the tax-deductible portion of the goodwill write-off. The Company recorded a second quarter $6 million net after-tax loss on discontinued operations representing wind-down costs related to the sale and disposition of these operations. This loss was reduced from $8 million in the prior quarter. The Company plans to fully exit these operations by the end of 2020.

DIVIDEND UPDATE

Last quarter, the Board changed its procedure for declaring the payment of dividends. Going forward, the Company will now generally target the third month of the quarter to announce its determinations regarding dividend declarations, rather than concurrent with the earnings release.

BE FIRST CORPORATE RESPONSIBILITY UPDATE

Berkshire is committed to delivering purpose-driven performance. Learn more about the steps Berkshire is taking to be a values-based brand for all its stakeholders at www.berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

➢	Supporting its People: Berkshire launched a series of employee engagement and wellness initiatives including a health and wellness resource group and is providing holistic support through its employee assistance program. In addition, the You FIRST Employee Assistance Fund, launched in May, is providing critical financial support to employees facing hardships.

➢	Helping its Customers: As of June 30, Berkshire associates contacted over 16,000 customers to ensure they were healthy, safe and answer any financial questions. In addition, Berkshire continued to provide critical funding to small businesses, including black and brown owned enterprises and non-customers, through the Paycheck Protection Program helping nearly 5,000 organizations with approximately $706 million in loans.

➢	Investing in Recovery & Resiliency: Berkshire Bank Foundation, the philanthropic arm of the bank, provided more than $1 million in COVID-19 support, exceeding its previously announced commitment in response to widespread need. Berkshire employees also came together to raise funds to support local non-profit organizations and continued providing virtual volunteer services to address community needs.

➢	Fostering Dialogue on Racial Equity: The “Reimagining America Town Hall Series,” hosted by Berkshire, featured The Future Of The Black Economy, The Future Of The Latinx Economy and How to be a Strong Ally. The town halls highlighted the significant racial injustices and economic inequities that exist in the country and affirmed Berkshire’s commitment to serving and creating economic opportunities for all members of the community, especially those in the Black and Brown communities who have been traditionally underserved by banks.

➢	Honoring Juneteenth: The Company dedicated June 19th, also known as Juneteenth – the oldest national commemoration of the ending of slavery in the United States, as a day for intentional learning, reflection and a holiday. Bank branches closed at 2PM and employees received a “floating” day off to be used during the year. The Company also hosted a conversation for its people managers on creating safe and inclusive spaces for their teams.

➢	Launching ReevxLabs.com: Reevx Labs, powered by Berkshire Bank, announced the launch of its new online hub, ReevxLabs.com. Created for local communities and the people who live and work in them, ReevxLabs.com offers resources and support for emerging entrepreneurs, artists, and small non-profit organizations. The Labs operate with a commitment to banking the underbanked with dignity and a guiding belief that by disrupting the traditional barriers to resources, the Labs can build new economies that change communities and the world. The Reevx Labs ecosystem provides many ways to get involved and support movements. From utilizing the suite of socially responsible 21st century banking products, to unique programs allowing for direct contributions to local communities, Reevx Labs empowers everyone to be part of the solution.

➢	ESG Ratings Updates: The Company enhanced its Environmental, Social & Governance (ESG) disclosure scores from prominent third parties, receiving an updated rating of 41.67 from Bloomberg and an Environmental Quality Score of 2 and a Social Quality Score of 1 from ISS. Both scores reflect above average performance compared to peers.

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Thursday, July 30, 2020 to discuss the results for the quarter and provide guidance about expected future results.  Berkshire will also place an investor presentation at its website at ir.berkshirebank.com before the conference call. Participants are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10146228. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call.  Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email.  Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of our website at http://ir.berkshirebank.com. Those parties who do not have internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. A telephone replay of the call will be available through Thursday, August 6, 2020 by dialing 877-344-7529 and entering access number 10146228. The webcast will be available on Berkshire's website for an extended period of time.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank which is transforming into a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture. Headquartered in Boston, Berkshire operates 130 banking offices in seven Northeastern states, with approximately $13.1 billion in assets. Berkshire Bank serves the underbanked through the Reevx LabsTM platform.

FORWARD LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

Further, given its ongoing and dynamic nature, it is difficult to predict what continued effects the COVID-19 pandemic will have on our business and results of operations. The pandemic and the related local and national economic disruption may result in a continued decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in our allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on our interest-earning assets than the decline in the cost of our interest-bearing liabilities; and increased cybersecurity risks, as employees increasingly work remotely.

Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on page F-9 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. Discontinued operations are the Company’s national mortgage banking operations which the Company is exiting pursuant to a sales agreement. Merger costs consist primarily of severance/benefit related expenses, contract termination costs, systems conversion costs, variable compensation expenses, and professional fees. Merger costs in 2019 were primarily related to the acquisition of SI Financial Group. Restructuring costs generally consist of costs and losses associated with the disposition of assets and liabilities and lease terminations, including costs related to branch sales. Restructuring costs also include severance and consulting expenses related to the Company’s strategic review. They also include costs related to the consolidation of branches, including eight branches for the full year of 2019.

The Company has introduced the measure of Core Pre-Provision Net Revenue (“Core PPNR”) to which measures core income before credit loss provision and tax expense. Due to the non-cash projections introduced into the calculation of income by the new CECL accounting standard, the investment community is placing more emphasis on PPNR in order to measure the results of operations and to compare them across banks which may have widely varying estimates of future economic conditions that affect their provision expense and reported earnings. The Company also calculates core PPNR per share and core PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-core adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to core income. The efficiency ratio is adjusted for non-core revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community. References to organic growth and organic change exclude balances acquired in bank mergers.

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CONTACTS

Investor Relations Contact

David Gonci; Capital Markets Director; 413-281-1973

Media Contact

Jeffrey Mathews; Communications Contact; (646) 569-5711

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights

F-2	Balance Sheets

F-3	Loan and Deposit Analysis

F-4	Statements of Operations

F-5	Statements of Operations (Five Quarter Trend)

F-6	Average Yields and Costs

F-7	Average Balances

F-8	Asset Quality Analysis

F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)

F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	At or for the Quarters Ended (1)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2020	2020	2019	2019	2019 (2)
PER SHARE DATA
Net (loss)/earnings per common share, diluted	$(10.93)	$(0.40)	$0.51	$0.44	$0.52
Core (loss)/earnings per common share, diluted (3)	(0.13)	(0.07)	0.70	0.46	0.65
Total book value per common share	22.79	33.90	34.65	34.36	34.05
Tangible book value per common share (3)	21.94	22.00	22.56	22.42	22.25
Market price at period end	11.02	14.86	32.88	29.29	31.39
Dividends per common share	0.24	0.24	0.23	0.23	0.23
Dividends per preferred share	0.48	0.48	0.46	0.46	0.46

PERFORMANCE RATIOS (4)
Return on assets	(16.38)%	(0.62)%	0.78%	0.67%	0.79%
Core return on assets (3)	(0.19)	(0.11)	1.08	0.71	1.01
Return on equity	(131.17)	(4.58)	5.90	5.12	6.07
Core return on equity (3)	(1.54)	(0.84)	8.09	5.35	7.67
Core return on tangible common equity (3)	(2.05)	(0.94)	13.12	8.74	12.21
Net interest margin, fully taxable equivalent (FTE) (5)(6)	2.62	3.04	3.11	3.22	3.19
Fee income/Net interest and fee income from continuing operations	18.45	15.46	18.11	17.61	16.20
Efficiency ratio (3)	71.01	66.92	53.66	53.37	56.41

CHANGE (Year-to-date)
Total commercial loans (organic, annualized)	12%	(5)%	(7)%	(9)%	(10)%
Total loans (organic, annualized)	(3)	(8)	(9)	(9)	(9)
Total deposits (organic, annualized)	9	(10)	0	2	6
Total net revenues from continuing operations (compared to prior year)	(14)	(14)	4	4	1
(Loss)/earnings per common share (compared to prior year)	(1,200)	(178)	(14)	(26)	(20)
Core (loss)/earnings per common share (compared to prior year)(3)	(116)	(112)	(14)	(18)	(9)

FINANCIAL DATA (in millions)
Total assets	$13,063	$13,122	$13,216	$13,532	$13,653
Total earning assets	12,267	11,785	11,916	12,174	12,343
Total securities	1,882	1,837	1,770	1,861	1,905
Total loans	9,370	9,303	9,502	9,719	9,942
Allowance for credit losses	139	114	64	62	62
Total intangible assets	42	598	599	602	603
Total deposits	10,776	10,072	10,336	10,423	10,566
Total shareholders' equity	1,164	1,722	1,759	1,772	1,779
Net (loss)/income	(549.4)	(19.9)	25.8	22.6	25.4
Core (loss)/income (3)	(6.5)	(3.6)	35.3	23.7	32.1
Purchase accounting accretion	2.1	3.1	5.1	4.8	3.2
Goodwill impairment	553.8	-	-	-	-

ASSET QUALITY AND CONDITION RATIOS
Net charge-offs (current quarter annualized)/average loans	0.17%	0.45%	0.17%	0.92%	0.14%
Total non-performing assets/total assets	0.36	0.40	0.31	0.28	0.27
Allowance for credit losses/total loans	1.49	1.22	0.67	0.64	0.63
Loans/deposits	87	92	92	93	94
Shareholders' equity to total assets	8.91	13.13	13.31	13.10	13.03
Tangible shareholders' equity to tangible assets (3)	8.61	8.98	9.19	9.05	9.01

(1)	Reconciliations of non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10.
(2)	The Company acquired SI Financial Group, Inc. on May 17, 2019.
(3)	Non-GAAP financial measure. Core measurements are non-GAAP financial measures that are adjusted to exclude net non-core charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.
(4)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(5)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(6)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the most recent quarter and ending with the earliest quarter: 0.07%, 0.11%, 0.17%, 0.16%, 0.11%.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	June 30,	March 31,	December 31,
(in thousands)	2020	2020	2019
Assets
Cash and due from banks	$102,105	$90,280	$105,447
Short-term investments	942,047	515,140	474,382
Total cash and short-term investments	1,044,152	605,420	579,829

Trading security	9,519	9,829	10,769
Marketable equity securities, at fair value	33,263	32,283	41,556
Securities available for sale, at fair value	1,458,036	1,403,858	1,311,555
Securities held to maturity, at amortized cost	334,895	336,802	357,979
Federal Home Loan Bank stock and other restricted securities	46,139	54,306	48,019
Total securities	1,881,852	1,837,078	1,769,878
Less: Allowance for credit losses on investment securities	(113)	(141)	-
Net securities	1,881,739	1,836,937	1,769,878

Loans held for sale	62,881	4,252	36,664

Total loans	9,370,271	9,303,177	9,502,428
Less: Allowance for credit losses on loans	(139,394)	(113,510)	(63,575)
Net loans	9,230,877	9,189,667	9,438,853

Premises and equipment, net	118,722	120,667	120,398
Other real estate owned	40	224	-
Goodwill	-	553,762	553,762
Other intangible assets	42,477	44,035	45,615
Cash surrender value of bank-owned life insurance	229,812	228,447	227,894
Other assets	430,592	398,038	288,945
Assets from discontinued operations	21,692	140,064	154,132
Total assets	$13,062,984	$13,121,513	$13,215,970

Liabilities and shareholders' equity
Demand deposits	$2,573,786	$1,922,490	$1,884,100
NOW and other deposits	1,453,397	1,546,626	1,492,569
Money market deposits	2,525,761	2,391,835	2,528,656
Savings deposits	932,243	867,024	841,283
Time deposits	3,290,721	3,343,700	3,589,369
Total deposits	10,775,908	10,071,675	10,335,977

Senior borrowings	719,638	944,053	730,501
Subordinated borrowings	97,165	97,107	97,049
Total borrowings	816,803	1,041,160	827,550

Other liabilities	280,843	255,846	267,398
Liabilities from discontinued operations	25,290	30,554	26,481
Total liabilities	11,898,844	11,399,235	11,457,406

Preferred shareholders' equity	20,325	20,325	40,633
Common shareholders' equity	1,143,815	1,701,953	1,717,931
Total shareholders' equity	1,164,140	1,722,278	1,758,564
Total liabilities and shareholders' equity	$13,062,984	$13,121,513	$13,215,970

Net common shares outstanding	50,192	50,199	49,585

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

				Annualized Growth %
(in millions)	June 30, 2020 Balance	March 31, 2020 Balance	December 31, 2019 Balance	Quarter ended June 30, 2020	Year to Date
Total commercial real estate	$3,996	$3,986	$4,034	1%	(2)%
Commercial and industrial loans	2,222	1,812	1,841	90	42
Total commercial loans	6,218	5,798	5,875	29	12

Total residential mortgages	2,320	2,604	2,685	(44)	(27)

Home equity	364	378	381	(15)	(9)
Auto and other	468	523	561	(42)	(33)
Total consumer loans	832	901	942	(31)	(23)
Total loans	$9,370	$9,303	$9,502	3%	(3)%

DEPOSIT ANALYSIS

				Annualized Growth %
(in millions)	June 30, 2020 Balance	March 31, 2020 Balance	December 31, 2019 Balance	Quarter ended June 30, 2020	Year to Date
Demand	$2,574	$1,922	$1,884	136%	73%
NOW and other	1,453	1,547	1,493	(24)	(5)
Money market	2,526	2,392	2,529	22	(0)
Savings	932	867	841	30	22
Time deposits	3,291	3,344	3,589	(6)	(17)
Total deposits	$10,776	$10,072	$10,336	28%	9%

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED - (F-4)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Interest and dividend income from continuing operations
Loans	$90,876	$113,990	$192,571	$219,641
Securities and other	12,812	15,248	27,312	30,706
Total interest and dividend income	103,688	129,238	219,883	250,347
Interest expense from continuing operations
Deposits	20,552	28,273	44,390	54,895
Borrowings	5,546	9,370	11,475	18,398
Total interest expense	26,098	37,643	55,865	73,293
Net interest income from continuing operations	77,590	91,595	164,018	177,054
Non-interest income from continuing operations
Mortgage banking originations	1,644	278	2,603	324
Loan related income	5,717	4,822	7,019	10,825
Deposit related fees	5,373	7,525	13,320	14,383
Insurance commissions and fees	2,767	2,738	5,791	5,591
Wealth management fees	2,057	2,348	4,627	4,789
Total fee income	17,558	17,711	33,360	35,912
Other	(999)	(216)	(1,435)	754
Securities gains/(losses), net	822	17	(8,908)	2,568
Total non-interest income	17,381	17,512	23,017	39,234
Total net revenue from continuing operations	94,971	109,107	187,035	216,288
Provision for credit losses	29,871	3,467	64,678	7,468
Non-interest expense from continuing operations
Compensation and benefits	39,403	34,779	76,312	68,279
Occupancy and equipment	10,195	9,449	21,327	18,895
Technology and communications	7,755	6,715	15,836	12,972
Marketing and promotion	902	1,155	2,067	2,422
Professional services	2,565	3,953	5,285	6,228
FDIC premiums and assessments	1,658	1,751	3,140	3,390
Other real estate owned and foreclosures	14	(2)	41	-
Amortization of intangible assets	1,558	1,475	3,138	2,675
Goodwill impairment	553,762	-	553,762	-
Merger, restructuring and other expense	-	11,155	-	18,170
Other	6,463	6,138	14,692	15,528
Total non-interest expense	624,275	76,568	695,600	148,559

(Loss)/income from continuing operations before income taxes	$(559,175)	$29,072	$(573,243)	$60,261
Income tax (benefit)/expense	(16,130)	5,118	(18,126)	12,035
Net (loss)/income from continuing operations	$(543,045)	$23,954	$(555,117)	$48,226

(Loss)/income from discontinued operations before income taxes	$(8,635)	$2,082	$(19,264)	$1,228
Income tax (benefit)/expense	(2,299)	588	(5,130)	371
Net (loss)/income from discontinued operations	$(6,336)	$1,494	$(14,134)	$857

Net (loss)/income	$(549,381)	$25,448	$(569,251)	$49,083
Preferred stock dividend	130	240	255	480
(Loss)/income available to common shareholders	$(549,511)	$25,208	$(569,506)	$48,603

Basic (loss)/earnings per common share:
Continuing Operations	$(10.80)	$0.49	$(11.05)	$1.01
Discontinued Operations	(0.13)	0.03	(0.28)	0.02
Total	$(10.93)	$0.52	$(11.33)	$1.03

Diluted (loss)/earnings per common share:
Continuing Operations	$(10.80)	$0.49	$(11.05)	$1.01
Discontinued Operations	(0.13)	0.03	(0.28)	0.02
Total	$(10.93)	$0.52	$(11.33)	$1.03

Weighted average shares outstanding:
Basic	50,246	48,961	50,228	47,550
Diluted	50,246	49,114	50,228	47,700

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (5 Quarter Trend) - UNAUDITED - (F-5)

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands, except per share data)	2020	2020	2019	2019	2019
Interest and dividend income from continuing operations
Loans	$90,876	$101,695	$110,915	$118,371	$113,990
Securities and other	12,812	14,500	14,526	15,354	15,248
Total interest and dividend income	103,688	116,195	125,441	133,725	129,238
Interest expense from continuing operations
Deposits	20,552	23,838	28,797	31,501	28,273
Borrowings	5,546	5,929	5,311	5,353	9,370
Total interest expense	26,098	29,767	34,108	36,854	37,643
Net interest income from continuing operations	77,590	86,428	91,333	96,871	91,595
Non-interest income from continuing operations
Mortgage banking originations	1,644	959	172	292	278
Loan related income	5,717	1,302	7,056	6,493	4,822
Deposit related fees	5,373	7,947	8,264	8,705	7,525
Insurance commissions and fees	2,767	3,024	2,471	2,895	2,738
Wealth management fees	2,057	2,570	2,239	2,325	2,348
Total fee income	17,558	15,802	20,202	20,710	17,711
Other	(999)	(436)	75	609	(216)
Securities gains/(losses), net	822	(9,730)	1,734	87	17
Gain on sale of business operations and assets, net	-	-	1,351	-	-
Total non-interest income	17,381	5,636	23,362	21,406	17,512
Total net revenue from continuing operations	94,971	92,064	114,695	118,277	109,107
Provision for credit losses	29,871	34,807	5,351	22,600	3,467
Non-interest expense from continuing operations
Compensation and benefits	39,403	36,909	35,355	37,272	34,779
Occupancy and equipment	10,195	11,132	10,798	9,893	9,449
Technology and communications	7,755	8,081	6,702	6,849	6,715
Marketing and promotion	902	1,165	1,046	1,006	1,155
Professional services	2,565	2,720	2,288	2,282	3,953
FDIC premiums and assessments	1,658	1,482	471	-	1,751
Other real estate owned and foreclosures	14	27	4	150	(2)
Amortization of intangible assets	1,558	1,580	1,582	1,526	1,475
Goodwill impairment	553,762	-	-	-	-
Merger, restructuring and other expense	-	-	5,713	4,163	11,155
Other	6,463	8,229	6,328	7,870	6,138
Total non-interest expense	624,275	71,325	70,287	71,011	76,568

(Loss)/income from continuing operations before income taxes	$(559,175)	$(14,068)	$39,057	$24,666	$29,072
Income tax (benefit)/expense	(16,130)	(1,996)	6,421	4,007	5,118
Net (loss)/ income from continuing operations	$(543,045)	$(12,072)	$32,636	$20,659	$23,954

(Loss)/income from discontinued operations before income taxes	$(8,635)	$(10,629)	$(9,514)	$2,747	$2,082
Income tax (benefit)/expense	(2,299)	(2,831)	(2,629)	790	588
Net (loss)/income from discontinued operations	$(6,336)	$(7,798)	$(6,885)	$1,957	$1,494

Net (loss)/income	$(549,381)	$(19,870)	$25,751	$22,616	$25,448
Preferred stock dividend	130	125	240	240	240
(Loss)/income available to common shareholders	$(549,511)	$(19,995)	$25,511	$22,376	$25,208

Basic (loss)/earnings per common share:
Continuing Operations	$(10.80)	$(0.24)	$0.65	$0.40	$0.49
Discontinued Operations	(0.13)	(0.16)	(0.14)	0.04	0.03
Total	$(10.93)	$(0.40)	$0.51	$0.44	$0.52

Diluted (loss)/earnings per common share:
Continuing Operations	$(10.80)	$(0.24)	$0.65	$0.40	$0.49
Discontinued Operations	(0.13)	(0.16)	(0.14)	0.04	0.03
Total	$(10.93)	$(0.40)	$0.51	$0.44	$0.52

Weighted average shares outstanding:
Basic	50,246	50,204	50,494	51,422	48,961
Diluted	50,246	50,204	50,702	51,545	49,114

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS AND COSTS (Fully Taxable Equivalent - Annualized) - UNAUDITED - (F-6)

	Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2020	2020	2019	2019	2019
Earning assets
Loans:
Commercial real estate	3.78%	4.41%	4.80%	4.92%	5.01%
Commercial and industrial loans	4.02	5.03	5.35	5.58	5.79
Residential mortgages	3.78	3.77	3.61	3.73	3.74
Consumer loans	3.72	4.28	4.38	4.55	4.52
Total loans	3.83	4.33	4.52	4.67	4.76
Securities	3.07	3.32	3.31	3.41	3.38
Short-term investments and loans held for sale	0.50	1.78	3.15	4.11	3.37
Total earning assets	3.50	4.08	4.27	4.45	4.51

Funding liabilities
Deposits:
NOW and other	0.30	0.46	0.54	0.61	0.66
Money market	0.58	0.98	1.18	1.27	1.27
Savings	0.10	0.13	0.14	0.13	0.15
Time	1.84	1.87	1.97	2.02	2.06
Total interest-bearing deposits	1.01	1.18	1.35	1.43	1.44
Borrowings	2.38	2.60	2.77	3.12	2.92
Total interest-bearing liabilities	1.16	1.33	1.48	1.57	1.66

Net interest spread	2.34	2.75	2.79	2.88	2.85
Net interest margin	2.62	3.04	3.11	3.22	3.19

Cost of funds (1)	0.92	1.11	1.23	1.32	1.41
Cost of deposits	0.79	0.96	1.11	1.18	1.18

(1)	Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - UNAUDITED - (F-7)

	Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2020	2020	2019	2019	2019
Assets
Loans
Commercial real estate	$4,005,018	$4,000,461	$4,056,244	$3,998,144	$3,716,130
Commercial and industrial loans	2,152,820	1,795,813	1,768,039	1,951,205	2,056,384
Residential mortgages	2,452,622	2,654,224	2,758,676	2,849,216	2,711,348
Consumer loans	865,318	921,810	974,889	1,035,893	1,064,579
Total loans (1)	9,475,778	9,372,308	9,557,848	9,834,458	9,548,441
Securities (2)	1,793,381	1,744,635	1,752,968	1,846,985	1,893,298
Short-term investments and loans held for sale	697,138	374,894	444,622	309,897	117,029
Total earning assets (3)	11,966,297	11,491,837	11,755,438	11,991,340	11,558,768
Goodwill and other intangible assets	590,672	598,347	601,192	603,762	555,606
Other assets	751,702	663,056	737,396	668,218	593,917
Assets from discontinued operations	109,923	98,528	176,251	204,339	192,466
Total assets	$13,418,594	$12,851,768	$13,270,277	$13,467,659	$12,900,757

Liabilities and shareholders' equity
Deposits
NOW and other	$1,183,839	$1,159,388	$1,085,485	$1,111,637	$1,053,335
Money market	2,672,066	2,752,465	2,688,766	2,624,639	2,474,071
Savings	901,218	846,942	835,209	838,445	780,797
Time	3,399,222	3,333,070	3,827,175	4,158,688	3,593,022
Total interest-bearing deposits	8,156,345	8,091,865	8,436,635	8,733,409	7,901,225
Borrowings	942,033	949,316	853,911	805,035	1,415,614
Total interest-bearing liabilities	9,098,378	9,041,181	9,290,546	9,538,444	9,316,839
Non-interest-bearing demand deposits	2,343,173	1,849,295	1,898,045	1,864,964	1,673,560
Other liabilities	272,690	203,797	304,504	267,922	215,704
Liabilities from discontinued operations	28,988	23,799	30,446	28,206	18,434
Total liabilities	11,743,229	11,118,072	11,523,541	11,699,536	11,224,537

Preferred shareholders' equity	20,325	20,548	40,633	40,633	40,633
Common shareholders' equity	1,655,040	1,713,148	1,706,103	1,727,490	1,635,587
Total shareholders' equity	1,675,365	1,733,696	1,746,736	1,768,123	1,676,220
Total liabilities and shareholders' equity	$13,418,594	$12,851,768	$13,270,277	$13,467,659	$12,900,757

Supplementary data
Total average non-maturity deposits	$7,100,296	$6,608,090	$6,507,505	$6,439,685	$5,981,763
Total average deposits	10,499,518	9,941,160	10,334,680	10,598,373	9,574,785
Fully taxable equivalent income adjustment	1,580	1,824	1,934	1,826	1,882
Total average tangible equity (4)	1,084,693	1,135,349	1,145,544	1,164,361	1,120,614

(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(3)	Excludes discontinued operations for presentation purposes. Performance ratios are calculated including the impact of discontinued operations.
(4)	See page F-9 for details on the calculation of total average tangible equity.

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-8)

	At or for the Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2020	2020	2019	2019	2019
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$12,486	$16,938	$20,119	$15,829	$19,366
Commercial and industrial loans	15,045	18,370	11,373	12,224	9,256
Residential mortgages	9,840	9,636	3,343	3,062	3,579
Consumer loans	7,513	6,172	4,805	5,191	3,570
Total non-accruing loans	44,884	51,116	39,640	36,306	35,771
Other real estate owned	517	224	-	-	154
Repossessed assets	1,581	1,316	858	1,003	874
Total non-performing assets	$46,982	$52,656	$40,498	$37,309	$36,799

Total non-accruing loans/total loans	0.48%	0.55%	0.42%	0.37%	0.36%
Total non-performing assets/total assets	0.36%	0.40%	0.31%	0.28%	0.27%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$113,510	$63,575	$62,230	$62,156	$62,038
Adoption of ASU No. 2016-13 (1)	-	25,434	-	-	-
Balance after adoption of ASU No. 2016-13	113,510	89,009	62,230	62,156	62,038
Charged-off loans	(7,274)	(12,432)	(4,485)	(23,524)	(3,966)
Recoveries on charged-off loans	3,259	1,958	479	998	617
Net loans charged-off	(4,015)	(10,474)	(4,006)	(22,526)	(3,349)
Provision for loan credit losses	29,899	34,975	5,351	22,600	3,467
Balance at end of period	$139,394	$113,510	$63,575	$62,230	$62,156

Allowance for credit losses/total loans	1.49%	1.22%	0.67%	0.64%	0.63%
Allowance for credit losses/non-accruing loans	311%	222%	160%	171%	174%

NET LOAN CHARGE-OFFS
Commercial real estate	$(1,679)	$(5,990)	$(1,419)	$(2,759)	$(1,235)
Commercial and industrial loans	(1,059)	(3,728)	(1,495)	(18,850)	(995)
Residential mortgages	(966)	(19)	(351)	(140)	(139)
Home equity	(10)	(107)	(67)	(71)	(300)
Auto and other consumer	(301)	(630)	(674)	(706)	(680)
Total, net	$(4,015)	$(10,474)	$(4,006)	$(22,526)	$(3,349)

Net charge-offs (QTD annualized)/average loans	0.17%	0.45%	0.17%	0.92%	0.14%
Net charge-offs (YTD annualized)/average loans	0.31%	0.45%	0.35%	0.41%	0.15%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.37%	0.43%	0.25%	0.26%	0.20%
90+ Days delinquent and still accruing	0.14%	0.05%	0.29%	0.29%	0.28%
Total accruing delinquent loans	0.51%	0.48%	0.54%	0.55%	0.48%
Non-accruing loans	0.48%	0.55%	0.42%	0.37%	0.36%
Total delinquent and non-accruing loans	0.99%	1.03%	0.96%	0.92%	0.84%

(1)	This balance includes $12 million of PCD confirmed losses as of January 1, 2020.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		At or for the Quarters Ended
		June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)		2020	2020	2019	2019	2019
Net (loss)/income		$(549,381)	$(19,870)	$25,751	$22,616	$25,448
Adj: Net securities (gains)/losses (1)		(822)	9,730	(1,734)	(87)	(17)
Adj: Goodwill impairment		553,762	-	-	-	-
Adj: Merger and acquisition expense		-	-	3,611	3,802	9,711
Adj: Restructuring expense and other expense		-	-	2,102	361	1,444
Adj: Loss/(income) from discontinued operations before income taxes		8,635	10,629	9,514	(2,747)	(2,082)
Adj: Income taxes		(18,658)	(4,134)	(3,910)	(281)	(2,385)
Total core (loss)/income (2)	(A)	$(6,464)	$(3,645)	$35,334	$23,664	$32,119

Total revenue from continuing operations		$94,971	$92,064	$114,695	$118,277	$109,107
Adj: Net securities (gains)/losses (1)		(822)	9,730	(1,734)	(87)	(17)
Total core revenue (2)	(B)	$94,149	$101,794	$112,961	$118,190	$109,090

Total non-interest expense from continuing operations		$624,275	$71,325	$70,287	$71,011	$76,568
Less: Merger, restructuring and other expense (see above)		-	-	(5,713)	(4,163)	(11,155)
Less: Goodwill impairment		(553,762)	-	-	-	-
Core non-interest expense (2)	(C)	$70,513	$71,325	$64,574	$66,848	$65,413

Total revenue		$90,383	$93,869	$116,860	$134,067	$123,109
Total non-interest expense		628,322	83,759	81,966	84,054	88,488
Pre-tax, pre-provision net revenue (PPNR)		$(537,939)	$10,110	$34,894	$50,013	$34,621

Total revenue from continuing operations		$94,971	$92,064	$114,695	$118,277	$109,107
Total non-interest expense from continuing operations		624,275	71,325	70,287	71,011	76,568
Pre-tax, pre-provision net revenue (PPNR) from continuing operations		$(529,304)	$20,739	$44,408	$47,266	$32,539

Total core revenue (2)		$94,149	$101,794	$112,961	$118,190	$109,090
Core non-interest expense (2)		70,513	71,325	64,574	66,848	65,413
Core pre-tax, pre-provision net revenue (PPNR)		$23,636	$30,469	$48,387	$51,342	$43,677

(in millions, except per share data)
Total average assets	(D)	$13,419	$12,852	$13,270	$13,468	$12,901
Total average shareholders' equity	(E)	1,675	1,734	1,747	1,768	1,676
Total average tangible shareholders' equity (2)	(F)	1,085	1,135	1,146	1,164	1,121
Total average tangible common shareholders' equity (2)	(G)	1,064	1,115	1,105	1,124	1,080
Total tangible shareholders' equity, period-end (2)(3)	(H)	1,122	1,124	1,159	1,170	1,176
Total tangible common shareholders' equity, period-end (2)(3)	(I)	1,101	1,104	1,119	1,130	1,136
Total tangible assets, period-end (2)(3)	(J)	13,021	12,524	12,617	12,930	13,051

Total common shares outstanding, period-end (thousands)	(K)	50,192	50,199	49,585	50,394	51,045
Average diluted shares outstanding (thousands)	(L)	50,246	50,204	50,702	51,545	49,114

Core (loss)/earnings per common share, diluted (2)	(A/L)	$(0.13)	$(0.07)	$0.70	$0.46	$0.65

PPNR per common share, diluted (2)		(10.71)	0.20	0.69	0.97	0.70
PPNR from continuing operations per common share, diluted (2)		(10.53)	0.41	0.88	0.92	0.66
Core PPNR per common share, diluted (2)		0.47	0.61	0.95	1.00	0.89

Tangible book value per common share, period-end (2)	(I/K)	21.94	22.00	22.56	22.42	22.25
Total tangible shareholders' equity/total tangible assets (2)	(H)/(J)	8.61	8.98	9.19	9.05	9.01

Performance ratios (4)
GAAP return on assets		(16.38)%	(0.62)%	0.78%	0.67%	0.79%
Core return on assets (2)		(0.19)	(0.11)	1.08	0.71	1.01
GAAP return on equity		(131.17)	(4.58)	5.90	5.12	6.07
Core return on equity (2)	(A/E)	(1.54)	(0.84)	8.09	5.35	7.67
Core return on tangible common equity (2)(5)	(A+O)/(G)	(2.05)	(0.94)	13.12	8.74	12.21
PPNR/assets (2)		(16.04)	0.31	1.05	1.49	1.07
Core PPNR/assets (2)		0.71	0.96	1.48	1.55	1.37
Efficiency ratio (2)(6)	(C-O)/(B+M+P)	71.01	66.92	53.66	53.37	56.41
Net interest margin		2.62	3.04	3.11	3.22	3.19

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(M)	$1,379	$608	$2,503	$2,382	$2,381
Non-interest income charge on tax-credit investments (8)	(N)	(1,097)	(486)	(1,996)	(1,942)	(1,938)
Net income on tax-credit investments	(M+N)	282	122	507	440	443

Intangible amortization	(O)	$1,558	$1,580	$1,582	$1,526	$1,475
Fully taxable equivalent income adjustment	(P)	1,580	1,824	1,934	1,826	1,882

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end.
Total tangible assets is computed by taking total assets less the intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Core return on tangible equity is computed by dividing the total core (loss)/income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA - UNAUDITED - (F-10)

		At or for the Six Months Ended
		June 30,	June 30,
(Dollars in thousands)		2020	2019
Net income		$(569,251)	$49,083
Adj: Net securities(gains)/losses (1)		8,908	(2,568)
Adj: Goodwill impairment		553,762	-
Adj: Merger and acquisition expenses		-	11,320
Adj: Restructuring expense and other		-	6,850
Adj: Loss from discontinued operations before income taxes		19,264	(1,228)
Adj: Income taxes		(22,792)	(3,608)
Total core income (2)	(A)	$(10,109)	$59,849

Total revenue from continuing operations		$187,035	$216,288
Adj: Net securities(gains)/losses (1)		8,908	(2,568)
Total core revenue (2)	(B)	$195,943	$213,720
Total non-interest expense from continuing operations		$695,600	$148,559
Less: Merger, restructuring and other expense (see above)		-	(18,170)
Less: Goodwill impairment		(553,762)	-
Core non-interest expense (2)	(C)	$141,838	$130,389

Total revenue		$184,252	$239,563
Total non-interest expense		712,081	170,606
Pre-tax, pre-provision net revenue (PPNR)		$(527,829)	$68,957

Total revenue from continuing operations		$187,035	$216,288
Total non-interest expense from continuing operations		695,600	148,559
Pre-tax, pre-provision net revenue (PPNR) from continuing operations		$(508,565)	$67,729

Total core revenue (2)		$195,943	$213,720
Core non-interest expense (2)		141,838	130,389
Core pre-tax, pre-provision net revenue (PPNR)		$54,105	$83,331

(in millions, except per share data)
Total average assets	(D)	$13,173	$12,546
Total average shareholders' equity	(E)	1,705	1,630
Total average tangible shareholders' equity (2)	(F)	1,110	1,077
Total average tangible common shareholders' equity (2)	(G)	1,090	1,036
Total tangible shareholders' equity, period-end (2)(3)	(H)	1,122	1,176
Total tangible common shareholders' equity, period-end (2)(3)	(I)	1,101	1,136
Total tangible assets, period-end (2)(3)	(J)	13,021	13,051
Total common shares outstanding, period-end (thousands)	(K)	50,192	51,045
Average diluted shares outstanding (thousands)	(L)	50,228	47,700

Core earnings per common share, diluted (2)	(A/L)	$(0.20)	$1.25

PPNR per common share, diluted (2)		(10.51)	1.45
PPNR from continuing operations per common share, diluted (2)		(10.13)	1.42
Core PPNR per common share, diluted (2)		1.08	1.75

Tangible book value per common share, period-end (2)	(I/K)	21.94	22.25
Total tangible shareholders' equity/total tangible assets (2)	(H)/(J)	8.61	9.01

Performance ratios (4)
GAAP return on assets		(8.67)%	0.78%
Core return on assets (2)	(A/D)	(0.15)	0.97
GAAP return on equity		(66.79)	6.02
Core return on equity (2)	(A/E)	(1.19)	7.34
Core return on tangible common equity (2)(5)	(A+O)/(G)	(1.48)	11.84
PPNR/assets (2)		(8.01)	1.10
Core PPNR/assets (2)		0.82	1.33
Efficiency ratio (2)(6)	(C-O)/(B+M+P)	68.89	57.93
Net interest margin		2.82	3.18

Supplementary data
Tax benefit on tax-credit investments (7)	(M)	$1,987	$3,065
Non-interest income charge on tax-credit investments (8)	(N)	(1,583)	(2,517)
Net income on tax-credit investments	(M+N)	404	548

Intangible amortization	(O)	3,138	2,675
Fully taxable equivalent income adjustment	(P)	3,404	3,691

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end.
Total tangible assets is computed by taking total assets less the intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Core return on tangible equity is computed by dividing the total core income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.